Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

March 30, 2026

Medium-Term Senior Notes, Series N

Pricing Supplement No. 2026-USNCH30604 to Product Supplement No. EA-08-03
dated February 25, 2026 and Prospectus Supplement and Prospectus each dated February 25, 2026

Citigroup Global Markets Holdings Inc. All Payments Due from Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

■  Linked to a basket (the “basket”) comprised of the SPDR® Gold Trust (33.33%), the iShares® Silver Trust (33.33%) and the abrdn Platinum ETF Trust (33.34%) (each referred to as an “underlying”)

■  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the stated principal amount of the securities, depending on the performance of the basket from the starting value to the ending value, subject to the maximum return. The maturity payment amount will reflect the following terms:

■  If the value of the basket increases, you will receive the stated principal amount plus a positive return equal to 125% of the percentage increase in the value of the basket from the starting value, subject to a maximum return of 49.50% of the stated principal amount

■  If the value of the basket remains unchanged or decreases, but the decrease is not more than 15% (the “buffer amount”), you will be repaid the stated principal amount

■  If the value of the basket decreases by more than the buffer amount, you will receive less than the stated principal amount and have 1-to-1 downside exposure to the decrease in the value of the basket in excess of the buffer amount

■  Investors may lose up to 85% of the stated principal amount

■  All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you could lose some or all of your investment

■  No periodic interest payments or dividends

■  The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6 and “Risk Factors” beginning on page PS-5 of the accompanying product supplement and beginning on page S-1 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured debt obligations issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. All payments due on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$1,781,000.00
Underwriting Discount and Commission(2)(3)	$26.20	$46,662.20
Proceeds to Citigroup Global Markets Holdings Inc.(2)	$973.80	$1,734,337.80

(1) On the date of this pricing supplement, the estimated value of the securities is $927.50 per security, which is less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which any person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc., as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.62% ($26.20) for each security it sells. Wells Fargo may pay selected dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of its affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), a fixed selling commission of 2.00% ($20.00) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Global Markets Holdings Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities. See “Supplemental Plan of Distribution” below and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities. In addition, CGMI will pay to one or more electronic platform providers a fee of up to $0.60 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) In respect of certain securities sold in this offering, CGMI may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

Terms of the Securities
Basket:	* For each underlying, its closing value on the pricing date
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date:	March 30, 2026
Issue Date:	April 2, 2026
Calculation Day:	March 30, 2028 subject to postponement if such date is not a trading day or certain market disruption events occur as described in the accompanying product supplement.
Maturity Date:	April 4, 2028 subject to postponement as described in the accompanying product supplement.
Maturity Payment Amount:

For each $1,000 stated principal amount security you hold at maturity:

•   If the ending value is greater than the starting value:

$1,000 plus the lesser of:

(i) $1,000 × basket return × participation rate; and

(ii) the maximum return;

•   If the ending value is less than or equal to the starting value, but greater than or equal to the threshold value:

$1,000; or

•   If the ending value is less than the threshold value:

$1,000 + [$1,000 × (basket return + buffer amount)]

If the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the basket in excess of the buffer amount and will lose some, and possibly up to 85%, of the stated principal amount of your securities at maturity.

Participation Rate:	125%
Maximum Return:	49.50% of the stated principal amount ($495 per security). Because of the maximum return, the maturity payment amount will not exceed $1,495 per security.
Threshold Value:	85, which is 85% of the starting value
Buffer Amount:	15%
Starting Value:	100
Ending Value:	100 × (1 + the sum of the weighted underlying return of each underlying)
Basket Return:	(ending value – starting value) / starting value
Underlying Return:	For each underlying, (final underlying value – initial underlying value) / initial underlying value
Weighted Underlying Return:	For each underlying, its underlying return multiplied by its weighting

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

Final Underlying Value:	For each underlying, its closing value on the calculation day
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
Paying Agent:	Citibank, N.A.
CUSIP / ISIN:	17332UPM2 / US17332UPM26

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing values of the underlyings will be determined and other specified events with respect to the underlyings. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

When we refer to “we,” “us” and “our” in this pricing supplement, we refer only to Citigroup Global Markets Holdings Inc. and not to any of its affiliates, including Citigroup Inc.

You may access the product supplement and prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-08-03 dated February 25, 2026: https://www.sec.gov/Archives/edgar/data/200245/000095010326002652/dp241934_424b2-wf0803.htm

•	Prospectus Supplement and Prospectus, each dated February 25, 2026: https://www.sec.gov/Archives/edgar/data/200245/000119312526071985/d53413d424b2.htm

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

•	seek leveraged exposure to the positive performance of the basket if the ending value is greater than the starting value, subject to the maximum return;

•	desire to limit the downside exposure to the basket through the buffer amount;

•	understand that if the ending value is less than the starting value by more than the buffer amount, they will receive less, and possibly significantly less, than the stated principal amount per security at maturity;

•	are willing to forgo interest payments on the securities and dividends on the underlyings; and

•	are willing to hold the securities to maturity.

The securities may not be an appropriate investment for investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	are unwilling to accept the risk that the value of the basket may decrease by more than the buffer amount from the starting value to the ending value;

•	seek uncapped exposure to the upside performance of the basket;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek current income;

•	are unwilling to purchase securities with the estimated value set forth on the cover page;

•	are unwilling to accept the risk of exposure to the underlyings;

•	seek exposure to the basket but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

•	are unwilling to accept the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlyings, please see the information provided below.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

Determining Maturity Payment Amount

On the maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors” beginning on page PS-5 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

You May Lose A Significant Portion Of Your Investment.

Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your maturity payment amount will depend on the performance of the basket. If the basket depreciates by more than the buffer amount such that the ending value is less than the threshold value, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer amount.

The Securities Do Not Pay Interest.

Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

Your Potential Return On The Securities Is Limited.

Your potential total return on the securities at maturity is limited to the maximum return. Your return on the securities will not exceed the maximum return, even if the basket appreciates by significantly more than the maximum return. If the basket appreciates by more than the maximum return, the securities will underperform an alternative investment providing 1-to-1 exposure to the performance of the basket. Furthermore, the effect of the participation rate will be progressively reduced for all ending values exceeding the ending value at which the maximum return is reached.

You Will Not Have Any Rights With Respect To The Underlyings Or The Commodities Held By The Underlyings.

You will not have voting rights or any other rights with respect to the underlyings, and you will not have any rights with respect to the commodities held by the underlyings. If any change to any underlying is proposed, such as an amendment to an underlying’s organizational documents, you will not have the right to vote on such change. Any such change may adversely affect the market value of the underlyings.

Your Maturity Payment Amount Depends On The Value Of The Basket On A Single Day.

Because your maturity payment amount depends on the value of the basket solely on the calculation day, you are subject to the risk that the value of the basket on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlyings or in another instrument linked to the basket that you could sell for full value at a time selected by you, or if the maturity payment amount were based on an average of values of the basket, you might have achieved better returns.

The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. We have been advised that Wells Fargo currently intends to make a secondary market in relation to the securities. However, Wells Fargo may suspend or terminate making a market without notice, at any time and for any reason. If Wells Fargo suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that Wells Fargo will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates and/or Wells Fargo or its affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us” below.

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. We expect that our internal funding rate is generally lower than Wells Fargo’s determination of the secondary market rate with respect to us, which is the rate that we expect Wells Fargo will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on Wells Fargo’s determination of the secondary market rate with respect to us, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, Wells Fargo may determine the secondary market rate with respect to us for purposes of any purchase of the securities from you in the secondary market based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that Wells Fargo may deem appropriate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, we expect that any value of the securities determined for purposes of a secondary market transaction will be based on Wells Fargo’s determination of the secondary market rate with respect to us, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, we expect that any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and may be reduced by the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the value of the basket, the volatility of the closing values of the underlyings, the correlation between the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors—General Risk Factors Relating To All Securities—The Value Of Your Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in the accompanying product supplement. Changes in the value of the basket may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

The Securities Are Subject To Risks Associated With Gold.

The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of its underlying commodity, which is gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

The Securities Are Subject To Risks Associated With Silver.

The iShares® Silver Trust seeks to reflect generally the performance of the price of its underlying commodity, which is silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

The Securities Are Subject To Risks Associated With Platinum.

The investment objective of the abrdn Platinum ETF Trust is for the shares of the abrdn Platinum ETF Trust to reflect the performance of the price of its underlying commodity, which is physical platinum, less the abrdn Platinum ETF Trust’s expenses. The price of platinum is primarily affected by global demand for and supply of platinum. However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum. Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, Russia and South Africa (which together account for a substantial majority of production), the size and availability of the Russian and South African platinum stockpiles and the economic situation of the main consuming countries. Platinum is used in a variety of industries, primarily the automotive industry. Demand for platinum from the automotive industry, which uses platinum in the manufacture of catalytic converters, accounts for a large portion of the industrial use of platinum. Platinum is also used in the chemical industry, the electronics industry and the dental industry. The primary nonindustrial use of platinum is jewelry. The price of physical platinum has fluctuated widely in recent years and may continue to do so.

The Underlyings Are Not Investment Companies Or Commodity Pools And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act Of 1936, As Amended.

Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

The Performance And Market Value Of An Underlying, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of That Underlying’s Underlying Commodity Or Its Net Asset Value Per Share.

The underlyings do not fully replicate the performance of their respective underlying commodities, due to the fees and expenses charged by the underlyings or by restrictions on access to the applicable underlying commodity due to other circumstances. The underlyings do not generate any income, and as each underlying regularly sells its underlying commodity to pay for ongoing expenses, the amount of its underlying commodity represented by each share of an underlying gradually declines over time. Each underlying

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of its shares rises or falls in response to changes in the price of its underlying commodity. The sale by an underlying of its underlying commodity to pay expenses at a time of low prices for its underlying commodity could adversely affect the value of the securities. Additionally, there is a risk that some or all of an underlying’s holdings in its underlying commodity could be lost, damaged or stolen. Access to an underlying’s underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of an underlying and its underlying commodity. In addition, because the shares of each underlying are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of an underlying may differ from the net asset value per share of that underlying.

During periods of market volatility, an underlying’s underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of an underlying and the liquidity of an underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an underlying. As a result, under these circumstances, the market value of shares of an underlying may vary substantially from the net asset value per share of that underlying. For all of the foregoing reasons, the performance of each underlying may not correlate with the performance of its underlying commodity as well as the net asset value per share of that underlying, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payments on the securities.

There Are Risks Relating To Commodities Trading On The London Bullion Market Association With Respect To The SPDR® Gold Trust And The iShares® Silver Trust And The London Platinum And Palladium Market With Respect To The abrdn Platinum ETF Trust.

The investment objective of each underlying is to reflect the performance of its underlying commodity, less expenses. The prices of gold and silver are determined by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA, and the price of platinum is determined by the London Platinum & Palladium Market (“LPPM”) or an independent service provider appointed by the LPPM (LBMA and LPPM, referred to collectively as the “market associations”).

Each market association is a self-regulatory association of market participants in the relevant commodity. Although all market-making members of the market associations are supervised by the Bank of England and are required to satisfy a capital adequacy test, neither market association itself is a regulated entity. If the relevant market association should cease operations, or if trading in the relevant commodity should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the relevant market association price as a global benchmark for the value of the applicable commodity may be adversely affected. Each market association is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of trading on the market associations. For example, there are no daily price limits on the market associations which would otherwise restrict fluctuations in the prices of contracts on the market associations. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The relevant market association may alter, discontinue or suspend calculation or dissemination of the price of the relevant commodity, which could adversely affect the value of the securities. The relevant market association, or an independent service provider appointed by the relevant market association, will have no obligation to consider your interests in calculating or revising the price of the relevant commodity.

Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally.

Each underlying is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. Each underlying’s respective underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the securities carry greater risk and may be more volatile than securities linked to the prices of more commodities or a broad-based commodity index.

Changes In The Closing Values Of The Underlyings May Offset Each Other.

The performances of the underlyings may not be correlated with each other. If one or more of the underlyings appreciates, the other underlyings may not appreciate as much or may even depreciate. In such event, the appreciation of one or more of the underlyings may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the closing value of one or more of the other underlyings.

The Underlyings May Be Highly Correlated In Decline.

The performances of the underlyings may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the underlyings specifically. If the underlyings become correlated in decline, the depreciation of one underlying will not be offset by the performance of the other underlyings and, in fact, each underlying may contribute to an overall decline from the starting value to the ending value.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

An Investment In The Securities Is Not A Diversified Investment.

The fact that the securities are linked to a basket does not mean that the securities represent a diversified investment. First, although the underlyings differ in important respects, they represent similar or related markets. Second, the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the underlyings will offset the risk that we and Citigroup Inc. may default on our obligations.

Our Offering Of The Securities Is Not A Recommendation Of The Basket Or The Underlyings.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the basket or any of the underlyings is likely to achieve favorable returns. In fact, as we and Wells Fargo and its affiliates are each part of respective global financial institutions, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

The Closing Value Of An Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We have hedged our obligations under the securities through CGMI or other of our affiliates and/or Wells Fargo or its affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates and Wells Fargo and its affiliates may also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

Our affiliates and Wells Fargo and its affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo or its affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information, which will not be disclosed to you.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors—General Risk Factors Relating To All Securities—The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities” in the accompanying product supplement.

The Securities Will Not Be Adjusted For All Events That Could Affect The Value Of The Shares Of Any Underlying.

Certain events may occur during the term of the securities that have a dilutive effect on the value of the shares of any underlying or otherwise adversely affect the market price of such shares. The calculation agent will make certain adjustments for some of these events, as described under “General Terms of the Securities” in the accompanying product supplement. However, an adjustment will not be made for all events that could have a dilutive or adverse effect on such shares or their market price, such as ordinary dividends, partial tender offers or additional public offerings of shares, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the shares of any underlying may adversely affect what you receive at maturity or, if applicable, any other payment owed to you under the securities. Unlike an investor in the securities, a direct holder of such shares may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the securities; therefore, you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

If A Reorganization Event Occurs With Respect To An Underlying, The Calculation Agent May Make Adjustments To The Terms Of The Securities That Adversely Affect Your Return On The Securities.

If a reorganization event occurs with respect to an underlying, the calculation agent will have discretion to make such adjustments to the terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event. In such an event, the calculation agent may, but is not required to, select a successor fund to which the securities may become

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

linked thereafter. In any case, the adjustments made by the calculation agent to the terms of the securities may adversely affect the value of and your return on the securities.

Changes That Affect The Underlyings May Affect The Value Of Your Securities

The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings.  We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make.  Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day with respect to an underlying will be postponed for non-trading days and certain market disruption events. If such a postponement occurs, the maturity date will be postponed. For more information regarding adjustments to the calculation days and payment dates and the circumstances that may result in a market disruption event, see the relevant sections of the accompanying product supplement.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate how to determine the maturity payment amount on the securities, assuming the various hypothetical final underlying values and hypothetical ending values indicated below. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual maturity payment amount on the securities will be. The actual maturity payment amount will depend on the actual final underlying values and actual ending value.

The examples below are based on a hypothetical initial underlying value for each underlying of $100, rather than the actual starting value of any underlying. For the actual initial underlying value of each underlying, see “Terms of the Securities” above. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual maturity payment amount on the securities will be calculated based on the actual initial underlying value of each underlying, and not the hypothetical values indicated below.

Hypothetical Payout Profile

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

Hypothetical Returns

Hypothetical ending value	Hypothetical basket return	Hypothetical maturity payment amount per security	Hypothetical total pre-tax rate of return
200.00	100.00%	$1,495.00	49.50%
175.00	75.00%	$1,495.00	49.50%
150.00	50.00%	$1,495.00	49.50%
140.00	40.00%	$1,495.00	49.50%
139.60	39.60%	$1,495.00	49.50%
130.00	30.00%	$1,375.00	37.50%
120.00	20.00%	$1,250.00	25.00%
110.00	10.00%	$1,125.00	12.50%
105.00	5.00%	$1,062.50	6.25%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
84.99	-15.01%	$999.90	-0.01%
80.00	-20.00%	$950.00	-5.00%
70.00	-30.00%	$850.00	-15.00%
60.00	-40.00%	$750.00	-25.00%
50.00	-50.00%	$650.00	-35.00%
25.00	-75.00%	$400.00	-60.00%
0.00	-100.00%	$150.00	-85.00%

Hypothetical Examples

Example 1—Upside Scenario A. The hypothetical ending value is 105 (a 5% increase from the starting value), which is greater than the starting value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
SPDR® Gold Trust	$105.00	5%	33.33%	1.67%
iShares® Silver Trust	$106.00	6%	33.33%	2.00%
abrdn Platinum ETF Trust	$104.00	4%	33.34%	1.33%
Sum of the hypothetical weighted underlying returns:				5.00%
Hypothetical ending value: 100 × (1 + the sum of the hypothetical weighted underlying returns)				105

Maturity payment amount per security = $1,000 plus the lesser of:

(i) $1,000 × basket return × participation rate and (ii) the maximum return

= $1,000 + the lesser of: (i) ($1,000 × 5% × 125%) and (ii) $495

= $1,000 + the lesser of (i) $62.50 and (ii) $495

= $1,062.50

Because the basket appreciated from the starting value to the hypothetical ending value, you would receive a total return at maturity equal to the upside performance of the basket multiplied by the participation rate, which in this case is less than the maximum return.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

Example 2—Upside Scenario B. The hypothetical ending value is 140 (a 40% increase from the starting value), which is greater than the starting value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
SPDR® Gold Trust	$180.00	80%	33.33%	26.67%
iShares® Silver Trust	$130.00	30%	33.33%	10.00%
abrdn Platinum ETF Trust	$110.00	10%	33.34%	3.33%
Sum of the hypothetical weighted underlying returns:				40.00%
Hypothetical ending value: 100 × (1 + the sum of the hypothetical weighted underlying returns)				140

Maturity payment amount per security = $1,000 plus the lesser of:

(i) $1,000 × basket return × participation rate and (ii) the maximum return

= $1,000 + the lesser of: (i) ($1,000 × 40% × 125%) and (ii) $495

= $1,000 + the lesser of (i) $500 and (ii) $495

= $1,495

Because the basket appreciated from the starting value to the hypothetical ending value and the upside performance of the basket multiplied by the participation rate exceeds the maximum return, your total return at maturity would be limited to the maximum return in this case. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket without a maximum return.

Example 3—Par Scenario. The hypothetical ending value is 95 (a 5% decrease from the starting value), which is less than the starting value but greater than the threshold value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
SPDR® Gold Trust	$95.00	-5%	33.33%	-1.67%
iShares® Silver Trust	$94.00	-6%	33.33%	-2.00%
abrdn Platinum ETF Trust	$96.00	-4%	33.34%	-1.33%
Sum of the hypothetical weighted underlying returns:				-5.00%
Hypothetical ending value: 100 × (1 + the sum of the hypothetical weighted underlying returns)				95

Maturity payment amount per security = $1,000

Because the hypothetical ending value is less than the starting value but greater than the threshold value, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

Example 4—Downside Scenario. The hypothetical ending value is 30 (a 70% decrease from the starting value), which is less than the threshold value.

Underlying	Hypothetical Final Underlying Value	Hypothetical Underlying Return	Weighting	Hypothetical Weighted Underlying Return
SPDR® Gold Trust	$20.00	-80%	33.33%	-26.67%
iShares® Silver Trust	$10.00	-90%	33.33%	-30.00%
abrdn Platinum ETF Trust	$60.00	-40%	33.34%	-13.33%
Sum of the hypothetical weighted underlying returns:				-70.00%
Hypothetical ending value: 100 × (1 + the sum of the hypothetical weighted underlying returns)				30

Maturity payment amount per security = $1,000 + [$1,000 × (basket return + buffer amount)]

= $1,000 + [$1,000 × (-70% + 15%)]

= $1,000 + ($1,000 × -55%)

= $1,000 + -$550

= $450

Because the basket depreciated from the starting value to the hypothetical ending value by more than the buffer amount, such that the hypothetical ending value is less than the threshold value, your maturity payment amount in this scenario would reflect 1-to-1 exposure to the negative performance of the basket beyond the buffer amount.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

Information About the Basket

The basket will represent an approximately equally weighted portfolio of the following three underlyings, with the return of each underlying having the weighting noted parenthetically: the SPDR® Gold Trust (33.33%), the iShares® Silver Trust (33.33%) and the abrdn Platinum ETF Trust (33.34%). The value of the basket will increase or decrease depending upon the performance of the underlyings. For more information regarding the underlyings, see the information provided herein.

While historical information on the value of the basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical historical daily values of the basket for the period from January 4, 2021 to March 30, 2026, assuming that the basket was constructed on January 4, 2021 with a value of 100 on that date and that each of the underlyings had the applicable weighting as of such day. We obtained the closing values and other information used by us in order to create the graph below from Bloomberg L.P., without independent verification.

The hypothetical historical daily values of the basket, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the basket during any period shown below is not an indication that the percentage change in the value of the basket is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the basket.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

The SPDR® Gold Trust

The SPDR® Gold Trust is an investment trust sponsored by World Gold Trust Services, LLC (“World Gold”). The investment objective of the SPDR® Gold Trust is for the underlying shares to reflect the performance of the price of gold bullion (with respect to the SPDR® Gold Trust, the “underlying commodity”), less the SPDR® Gold Trust’s expenses. The SPDR® Gold Trust holds gold bars and from time to time, issues blocks of shares in exchange for deposits of gold and distributes gold in connection with the redemption of blocks of shares. The shares of the SPDR® Gold Trust are designed for investors who want a cost-effective and convenient way to invest in gold.

The shares of the SPDR® Gold Trust represent units of fractional undivided beneficial interest in and ownership of the SPDR® Gold Trust. The SPDR® Gold Trust is a passive investment vehicle and the trustee of the SPDR® Gold Trust does not actively manage the gold held by the SPDR® Gold Trust. The trustee of the SPDR® Gold Trust sells gold held by the SPDR® Gold Trust to pay the SPDR® Gold Trust’s expenses on an as-needed basis irrespective of then-current gold prices. Currently, the SPDR® Gold Trust’s only recurring fixed expense is World Gold’s fee which accrues daily at an annual rate equal to 0.40% of the daily net asset value of the SPDR® Gold Trust, in exchange for World Gold assuming the responsibility to pay all ordinary fees and expenses of the SPDR® Gold Trust.

Information provided to or filed with the SEC by the SPDR® Gold Trust pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-267520 and 001-32356, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The shares of the SPDR® Gold Trust trade on the NYSE Arca under the ticker symbol “GLD.”

We have derived all information regarding the SPDR® Gold Trust from publicly available information and have not independently verified any information regarding the SPDR® Gold Trust.  This pricing supplement relates only to the securities and not to the SPDR® Gold Trust.  We make no representation as to the performance of the SPDR® Gold Trust over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The sponsor of the SPDR® Gold Trust is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the SPDR® Gold Trust on March 30, 2026 was $414.58.

The graph below shows the closing value of the SPDR® Gold Trust for each day such value was available from January 4, 2021 to March 30, 2026. We obtained the closing values from Bloomberg L.P., without independent verification.  You should not take historical closing values as an indication of future performance.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

The iShares® Silver Trust

The iShares® Silver Trust is an exchange-traded fund that seeks to provide investment results that correspond generally to the performance of the price of silver (with respect to the iShares® Silver Trust, the “underlying commodity”), less the iShares® Silver Trust’s expenses. The assets of the iShares® Silver Trust consist primarily of silver held by a custodian on behalf of the iShares® Silver Trust. The iShares® Silver Trust issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The shares of the iShares® Silver Trust are designed for investors who want a cost-effective and convenient way to invest in silver.

 The shares of the iShares® Silver Trust represent units of fractional undivided beneficial interest in and ownership of the iShares® Silver Trust. The iShares® Silver Trust is a passive investment vehicle and the trustee of the iShares® Silver Trust does not actively manage the silver held by the iShares® Silver Trust. The trustee of the iShares® Silver Trust sells silver held by the iShares® Silver Trust to pay the iShares® Silver Trust’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the iShares® Silver Trust’s only recurring fixed expense is iShares Delaware Trust Sponsor LLC’s fee which accrues daily at an annual rate equal to 0.50% of the daily net asset value of the iShares® Silver Trust, in exchange for iShares Delaware Trust Sponsor LLC assuming the responsibility to pay all ordinary fees and expenses of the iShares® Silver Trust.

 Information provided to or filed with the SEC by the iShares® Silver Trust pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-268747 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The shares of the iShares® Silver Trust trade on the NYSE Arca under the ticker symbol “SLV.”

 We have derived all information regarding the iShares® Silver Trust from publicly available information and have not independently verified any information regarding the iShares® Silver Trust.  This pricing supplement relates only to the securities and not to the iShares® Silver Trust.  We make no representation as to the performance of the iShares® Silver Trust over the term of the securities.

 The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® Silver Trust is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

 Historical Information

 The closing value of the iShares® Silver Trust on March 30, 2026 was $63.52.

 The graph below shows the closing value of the iShares® Silver Trust for each day such value was available from January 4, 2021 to March 30, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

The abrdn Platinum ETF Trust

The abrdn Platinum ETF Trust is an investment trust sponsored by abrdn ETFs Sponsor LLC. The investment objective of the abrdn Platinum ETF Trust is for the shares of the abrdn Platinum ETF Trust to reflect the performance of the price of physical platinum (with respect to the abrdn Platinum ETF, the “underlying commodity”), less the abrdn Platinum ETF’s expenses. The assets of the abrdn Platinum ETF Trust consist solely of platinum bullion held by a custodian on behalf of the abrdn Platinum ETF Trust. The abrdn Platinum ETF Trust holds platinum and, from time to time, issues blocks of 50,000 shares (called “baskets’) in exchange for deposits of platinum and distributes platinum in connection with redemptions of such baskets. The shares of the abrdn Platinum ETF Trust are intended to provide investors with a simple and cost-efficient means of gaining investment benefits similar to those of holding platinum bullion.

The shares of the abrdn Platinum ETF Trust represent units of fractional undivided beneficial interest in and ownership of the abrdn Platinum ETF Trust. The abrdn Platinum ETF Trust is a passive investment vehicle and the trustee of the abrdn Platinum ETF Trust does not actively manage the platinum held by the abrdn Platinum ETF Trust. The trustee of the abrdn Platinum ETF Trust sells platinum held by the abrdn Platinum ETF Trust to pay the abrdn Platinum ETF Trust’s expenses on an as-needed basis irrespective of then-current platinum prices. Currently, the abrdn Platinum ETF Trust’s only recurring fixed expense is abrdn ETFs Sponsor LLC’s fee which accrues daily at an annual rate equal to 0.60% of the daily average net asset value of the abrdn Platinum ETF Trust, in exchange for abrdn ETFs Sponsor LLC assuming the responsibility to pay all ordinary fees and expenses of the abrdn Platinum ETF Trust.

Information provided to or filed with the SEC by the abrdn Platinum ETF Trust pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-276490 and 001-34590, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the abrdn Platinum ETF Trust trade on the NYSE Arca under the ticker symbol “PPLT.”

We have derived all information regarding the abrdn Platinum ETF Trust from publicly available information and have not independently verified any information regarding the abrdn Platinum ETF Trust.  This pricing supplement relates only to the securities and not to the abrdn Platinum ETF Trust.  We make no representation as to the performance of the abrdn Platinum ETF Trust over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only.  The sponsor of the abrdn Platinum ETF Trust is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the abrdn Platinum ETF Trust on March 30, 2026 was $172.22.

The graph below shows the closing value of the abrdn Platinum ETF Trust for each day such value was available from January 4, 2021 to March 30, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “General Risk Factors Relating to All Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. In addition, long-term capital gain that you would otherwise recognize in respect of your securities up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

Supplemental Plan of Distribution

Pursuant to the terms of the Amended and Restated Global Selling Agency Agreement, dated April 7, 2017, CGMI, acting as principal, will purchase the securities from Citigroup Global Markets Holdings Inc. CGMI, as the lead agent for the offering, has agreed to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of 2.62% ($26.20) for each security it sells. Wells Fargo may pay selected dealers, which may include WFA, a fixed selling commission of 2.00% ($20.00) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo may pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, CGMI may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

We have been advised that, for a period of approximately three months following issuance of the securities, the price, if any, at which Wells Fargo would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by Wells Fargo or its affiliates, will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the costs associated with selling, structuring and hedging the securities that are included in the public offering price of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, Wells Fargo is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due April 4, 2028

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